EXHIBIT 10(t)

                            GENERAL ELECTRIC COMPANY
                       1997 EXECUTIVE DEFERRED SALARY PLAN


I.       ELIGIBILITY

         Each employee of General Electric Company or a participating affiliate ("Company") who, as of December 31, 1996, is in an Executive Band or higher position, or, in the discretion of affiliate management, an equivalent position in such affiliate, and who is subject to U.S. tax laws, shall be eligible to participate in this Plan.

II.      DEFERRAL OF SALARY

         1. Each employee eligible to participate in this Plan ("Participant") shall be given an opportunity to irrevocably elect (subject to any conditions set out in the election form) prior to any deferral hereunder:

                  (a) the portion of the Participant's annual base salary rate as of November 1, 1996 to be deferred. The minimum portion deferred shall be 10% and the maximum shall be 50%, provided, however, that with respect to any individual designated by the Chairman of the Board of Directors of General Electric Company (the "Chairman") as an employee who is expected to be a "covered employee" for 1997 within the meaning of Section 162(m) of the Internal Revenue Code, the maximum portion deferred shall be 100%, and

                  (b) the form of payout alternative as set forth in Section V.

         2. Commencing with base salary for January 1997, the Participant's total base salary elected to be deferred under this Plan will be deferred in ratable installments through the month of December 1997, and will be credited to the Participant's deferred salary cash account ("Deferred Account") as of the end of the month of deferral ("Deferral Date").

III.     SPECIAL ONE-TIME MATCHING CREDIT

         As of December 31, 1997, a special one-time credit shall be made to the Deferred Account of each Participant who is actively employed by the Company on such date. The amount of such credit shall equal 3.5% of the total base salary deferred under this Plan by the Participant (excluding interest). Such credit shall not be provided for any Participant who has terminated employment with the Company for any reason prior to December 31, 1997, or is not actively employed on such date.

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IV.      MANNER OF ACCOUNTING

         1. Each Deferred Account shall be unfunded, unsecured and nonassignable, and shall not be a trust for the benefit of any Participant.

         2. Except as may be otherwise provided in Section V or VIII, the Participant's Deferred Account will be credited with (a) the amount of base salary deferred on each Deferral Date as set forth in Section II, (b) the special one-time matching credit as set forth in Section III, and (c) interest at the annual rate of 12% compounded annually on each December 31.

V.       PAYMENT OF DEFERRED ACCOUNT

         1. Payment of a Participant's Deferred Account will be made only after termination of employment of the Participant.

         2. If no manner of payment election is made, the Deferred Account will be paid in 10 annual installments commencing on March 1 (or as soon thereafter as practical) following the year of termination of employment.

         3. At the time of election to defer base salary, a Participant may irrevocably elect: (a) the number of annual payout installments (minimum of 10, maximum of 20) of the Deferred Account commencing on March 1 (or as soon thereafter as practical) following the year of termination of employment, unless (b) a lump sum payment of the Deferred Account is elected in which case the lump sum payment will be made on March 1 (or as soon thereafter as practical) following the year of termination of employment.

         4. Participants who terminate their employment on or after December 31, 1997 because of retirement, death, disability, layoff, plant closing or transfer to a successor employer which is not controlled by the Company, or Participants who terminate their employment on or after December 31, 2001 for any reason, will receive payouts based on Deferred Account accumulations at the 12% interest rate. Payments will be made pursuant to Section V.2 or V.3 above beginning on March 1 (or as soon thereafter as practical) following the year of termination of employment.

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         5.       Unless waived by the Chairman, if the Participant terminates employment prior to December 31, 1997 for any reason, or prior to December 31, 2001 for any reason other than retirement, death, disability, layoff, plant closing or transfer to a successor employer which is not controlled by the Company, the Participant's Deferred Account will be paid in a lump sum as soon as practical following the date of termination, along with simple interest credited at an annual rate of 3% rather than the rate specified in Section IV.

VI.      DEATH BENEFITS

         In the event of a Participant's death prior to receiving any or all payments to which the Participant is entitled, the remaining Deferred Account shall be paid at the time and in the manner provided in Section V to the beneficiary or beneficiaries designated by the Participant on a beneficiary designation form properly filed by the Participant with the Company in accordance with established administrative procedures. If no such designated beneficiary survives the Participant, such remaining benefits shall be paid as set forth above to the Participant's estate.

VII.     ADMINISTRATION AND INTERPRETATION

         This Plan shall be administered by a "Committee" consisting of not less than two persons appointed from time to time by the Chairman. The Committee shall have full power and authority on behalf of the Company to administer and interpret the Plan in its sole discretion. All Committee decisions with respect to the administration and interpretation of the Plan shall be final and binding upon all persons.

VIII.    AMENDMENT OF THE PLAN

         This Plan may be amended, suspended or terminated at any time by the Management Development and Compensation Committee of the Board of Directors ("MDCC"). In addition, the MDCC may alter or amend the payout schedule of any or all of the accrued benefits of a Participant at any time.

IX.      EFFECTIVE DATE

         The effective date of this Plan shall be January 1, 1997.


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                       1997 EXECUTIVE DEFERRED SALARY PLAN




As provided pursuant to the terms of the above-mentioned Plan, Messrs. Norman C. LaFlamme and Jerry Wald are hereby appointed to serve on the administrative committee for said Plan.








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                      Approved: J. F. Welch


                      Date:
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